EXHIBIT 28.7

                 DEFENSE AND INDEMNITY AGREEMENT

  AGREEMENT made this 26th day of March, 1990 by and among EASTCO INDUSTRIAL SAFETY CORP. (p/k/a "Eastco Industrial Equipment Inc.", "Glofane Co. Inc." and "R & R Safety Equipment Corp." and a/k/a "Charkate Glove and Specialty Company" and "Rite Glove Corp.") with offices at 130 West 10th Street, Hun-tington Station, New York 11746 (hereinafter collectively referred to as "Eastco"), THE HARTFORD INSURANCE GROUP, with offices at Hartford Plaza, Hartford, Connecticut 06115 ("Hart-ford"), THE HOME INSURANCE COMPANIES, with offices at 59 Maiden Lane, New York, New York 10038 ("Home"), PUBLIC SERVICE MUTUAL INSURANCE COMPANIES, with offices at 132 West 31st Street, New York, New York 10001, ("Public"), BIRMINGHAM FIRE, with offices at 50 South Clinton Street, East Orange, New Jersey 07018 ("Birmingham") and AMERICAN CASUALTY COMPANY OF READING, PA., with offices at c/o CNA Insurance Companies, 2 Gannett Drive, White Plains, New York 10604 ("American") and all of the said insurance companies hereinafter being collectively referred to as "Insurance Companies" and each of which is sometimes hereinafter referred to as an "Insurance Company."

  WHEREAS the Insurance Companies have heretofore issued various insurance policies to Eastco covering product liability, including exposure to asbestos related products; and

  WHEREAS Eastco has heretofore manufactured, distributed and/or sold asbestos products ("Asbestos Products"); and

  WHEREAS Eastco has been made a party to actions by numerous parties in a multitude of lawsuits in different jurisdictions alleging personal injuries, ailments or disease of any kind, or and/or death resulting therefrom, allegedly resulting in whole or in part from exposure to Asbestos Products allegedly manufactured, distributed or sold by Eastco; and

  WHEREAS Eastco may be made party in the future to additional lawsuits by parties alleging personal injuries, ailments or disease of any kind, and/or death resulting therefrom, allegedly resulting in whole or in part from exposure to Asbestos Products allegedly manufactured, distributed or sold by Eastco; and

  WHEREAS disputes have occurred pertaining to the Insurance Companies' obligation to defend Eastco and to indemnify Eastco in connection with the actions heretofore commenced and which may be commenced in the future regarding alleged personal injuries, ailments or disease of any kind, and/or death resulting therefrom allegedly resulting in whole or in part from exposure to Asbestos Products allegedly manufactured, distributed or sold by Eastco, said lawsuits being hereinafter referred to as "Asbestos Actions"; and

  WHEREAS the parties have entered into this Agreement in an effort to resolve their disputes and to establish among the Insurance Companies an apportionment of costs for defense and indemnification of Eastco relating to the Asbestos Actions; and

  WHEREAS it is the purpose of this Agreement to establish the procedures to be followed with respect to the administration, defense, payment and disposition of the Asbestos Actions and to do so without altering, amending or waiving any of the terms, conditions, exclusions or provisions of any applicable policy of insurance and without waiving any rights against non-parties; and

  WHEREAS this Agreement is a result of a compromise accord relating to the resolution of disputed claims, is a product of arms-length negotiations, is not intended to nor shall it be construed as the admission of the existence of a policy or as a policy interpretation, and shall not be used in any Court or arbitration to create, prove, or interpret any obligations under general liability or other liability insurance policies.

  NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties agree as follows:

  FIRST:    Asbestos Insurance.  Coverage of Eastco by the
Insurance Companies with respect to the Asbestos Actions, for purposes of this Agreement only, shall be in accordance with the insurance policies set forth on Schedule "1" annexed hereto. Coverage of Eastco shall also be applicable to its affiliates and subsidiaries named in each scheduled insurance policy.

  SECOND:   Applicability of this Agreement to Asbestos
Actions.

            A. Except as otherwise provided for herein, this Agreement shall be applicable to all Asbestos Actions presently pending against Eastco and to all Asbestos Actions instituted against Eastco subsequent to the date of this Agreement and prior to the termination of this Agreement.

            B. Except as otherwise set forth herein, this Agreement shall not be applicable to any Asbestos Actions heretofore terminated and settled as to Eastco prior to the date of this Agreement ("Terminated Asbestos Actions").

            C. This Agreement shall not be applicable to any Asbestos Actions instituted against Eastco where no exposure to Asbestos Products manufactured, distributed or sold by Eastco is alleged during the period between 1971 to 1985 inclusive.

            D. This Agreement shall not apply to any actions instituted against Eastco with respect to Worker's Compensation.

  THIRD:    Defense of Claims.

            A. American in New York, Public in New Jersey and Hartford in Pennsylvania is hereby designated as the lead carrier ("Lead Carrier") by the parties hereto and shall promptly appoint counsel to defend Eastco with respect to all Asbestos Actions pending and subsequently instituted against Eastco prior to the termination of this Agreement in the jurisdictions designated for them. With respect to asbestos actions commenced in any other jurisdiction, the Insurance Companies agree to designate a Lead Carrier amongst themselves promptly after the institution of such Asbestos Actions.

            B. Except as otherwise set forth herein, the cost of the defense ("Legal Fees") of all Asbestos Actions for which this Agreement is applicable, including attorneys' fees and all other applicable costs and disbursements for unpaid bills rendered to date for Legal Fees for Asbestos Actions pending and also for new Asbestos Actions, shall be paid in accordance with the following schedule:

                 Hartford shall pay       41%
                 Home shall pay          7.5%
                 Public shall pay         12%
                 Birmingham shall pay     12%
                 American shall pay     15.5%
                 Eastco shall pay         12%

            C.   Counsel defending Eastco in the Asbestos
Actions pursuant to Article THIRD (B) above shall provide timely reports to Eastco and the Insurance Companies setting forth defense and indemnification costs for each Asbestos Action concluded. Eastco and each of the Insurance Companies shall be billed for their respective shares for Legal Fees by such counsel and each shall be responsible to pay their shares within thirty
(30) days of receipt of their bill.

            D.   After service of all new summons and
complaints, Eastco shall only be required to provide a copy of same to the Lead Carrier and counsel defending Eastco, provided that Eastco shall provide a copy of a letter of transmittal to each of the Insurance Companies at their addresses herein set forth which letter shall include the name of the court where the Asbestos Action was instituted, the period of exposure, and the approximate number of first party plaintiffs and defendants named in such Asbestos Action to the best information of Eastco.

  FOURTH:   Settlement and Payment of Judgments.

            A. All of the litigation involving the Asbestos Actions shall be managed in the best interests of Eastco as to strategy. Settlement and disposition of any of the Asbestos Actions may be made with the consent of Eastco and the Lead Carrier and such settlement shall be binding upon all parties hereto providing that no Asbestos Action, regardless of the number of plaintiffs, shall be settled in excess of $100,000 per Asbestos Action or $50,000 per plaintiff, whichever is greater, without the consent of Eastco, the Lead Carrier and two other Insurance Companies. A husband and wife, including a legal representative of such person, shall collectively be deemed one plaintiff.

            B.   The cost of a settlement of an Asbestos
Action or any verdict or judgment rendered in connection therewith ("Indemnity Costs") of all Asbestos Actions for which this Agreement is applicable shall be paid in accordance with the following schedule:

                 Hartford shall pay    38.67%
                 Home shall pay         7.07%
                 Public shall pay      11.32%
                 Birmingham shall pay  11.32%
                 American shall pay    14.62%
                 Eastco shall pay      17.00%

            C. The Indemnity Costs payable in accordance with Section B. above shall be paid by the Lead Carrier who shall bill Eastco and each of the Insurance Companies separately for their share and each shall reimburse the Lead Carrier within sixty (60) days after receipt of a bill for their share.

  FIFTH:    Terminated Asbestos Actions - Pro Rata Sharing of
Legal and Indemnity Expenses by Insurance Companies.

            A. Notwithstanding anything to the contrary contained herein, Legal Fees and indemnity payments for all Terminated Asbestos Actions shall be borne in full solely by the Insurance Companies and in proportion to their relative liability to each other under the following schedule:

                 Hartford shall pay    46.59%
                 Home shall pay         8.52%
                 Public shall pay      13.64%
                 Birmingham shall pay  13.64%
                 American shall pay    17.61%

            B. The Insurance Companies shall reimburse each other for such Legal Fees and indemnity payments within sixty
(60) days of the execution of this Agreement so that each Insurance Company shall have paid Legal Fees and Indemnity Costs for such Terminated Asbestos Actions in proportion to their pro rata liability under Article Fifth A above.

            C. All Legal Fees heretofore paid with respect to Asbestos Actions still pending shall also be shared in accordance with the provisions of this Article FIFTH.

  SIXTH:    Exhaustion of Limits

            A.  Payment of indemnification costs by the
Insurance Companies shall be credited towards the exhaustion of the policy limits of their respective policies listed on Schedule
"1."

            B. Upon exhaustion of policy limits through payment of indemnification costs, or payments of claims of a policy listed on Schedule "1," the Insurance Company's obligations of defense and indemnity under the policy, and further payments of defense costs and indemnification costs under this Agreement, shall terminate for that policy. Upon the exhaustion of the policy limits under all the policies listed on Schedule "1" for the respective Insurance Companies, the obligations of defense and indemnity under the policies and payment of defense costs and indemnification costs under this Agreement shall terminate.

            C. In the event of the exhaustion of a policy limit by one of the Insurance Companies, the contribution percentage shall be adjusted for all pending and future Asbestos Actions and Eastco shall assume responsibility for the decreased contribution percentage as applicable, by treating the exhausted policy limit as a self-insured layer. In the event of the existence of excess liability insurance over the exhausted policy limit of the Insurance Company, as applicable, Eastco will use its best efforts to have such excess insurer become a signatory to this Agreement and assume its pro rata share of indemnification costs. In addition, Eastco will use its best efforts to have such excess insurer assume its pro rata share of Legal Fees if the policy with the excess carrier so provides.

  SEVENTH:  Reservation of Rights

            A. This Agreement does not alter the rights or obligations of the parties hereto under the provisions of any applicable binder or policy of insurance.

            B. All questions respecting insurance coverage or lack of insurance coverage for Eastco including but not limited to establishing the existence of or the terms, condi-tions, exclusions, provisions or obligations of insurance coverage or binder or policies of insurance that were or may have been issued to Eastco or respecting the liability or non-liability of any party thereunder or respecting the breach or fulfillment of any term, conditions, exclusions, provision or obligation thereof are expressly reserved as between the parties to this Agreement.

            C. This Agreement or performance hereunder is not intended to and shall not be construed to operate as a waiver or modification of any of the terms, conditions, exclusions, provisions or obligations of any insurance policy that has been or may have been issued to Eastco. All parties reserve all previously held positions regarding the proper interpretation and application of terms, conditions, exclusions, provisions or obligations of any insurance policy or binder that has been or may have been issued to Eastco.

  EIGHTH:   Waiver of Bad Faith

  Notwithstanding any other provision, each party, as to each other party, hereby waives and forever relinquishes any claim, demand, right and cause of action for breach of insurance contracts, non-contractual damages, bad faith, failure to provide timely notice of an Asbestos Action, insurance code violations, exemplary or punitive damages and for any other tort or statutory liability, whether known or unknown, based upon, arising out of or connected in any way with any acts or omissions by such other party occurring prior to the effective date of this Agreement.

     NINTH: Termination of Agreement.

            A. This Agreement may be terminated at any time upon ninety (90) days notice in the future by any party upon notice as herein provided and upon such termination, this Agreement shall be terminated as to all parties. Notwithstanding anything to the contrary contained in this Agreement, notice of termination shall not be effective as to any asbestos action that has already been placed on a trial calendar, unless at the time notice is given, such trial date has a then scheduled date more than twelve (12) months from the date notice of termination is given.

            B. Notice of termination shall be deemed given upon the date same is posted by the party giving such notice.

            C. Should any party file a notice to terminate, their participation in this Agreement as per Article NINTH A, each party shall be liable for any indemnity and defense expenses incurred prior to the effective date of the termination.

            D. This Agreement shall not constitute a waiver of any rights that a party may have against the other if this Agreement is terminated and action is instituted by any party to determine the rights and obligations of any party under any insurance policy or binder or any claim such party may have regarding the defense and indemnity of Eastco for Asbestos Actions instituted against Eastco after the termination of this Agreement.

  TENTH:    Effective Date of Agreement

  This Agreement shall be effective as of the date hereof and shall remain in effect until terminated.

  ELEVENTH: Mount Vernon Fire Insurance Company. In the event that Eastco is able to secure the participation of Mount Vernon Fire Insurance Co. ("Mount Vernon") in this Agreement or it is determined that Mount Vernon is required to defend and indemnify Eastco, then the parties will endeavor to reallocate the provisions contained in paragraphs THIRD, FOURTH B and FIFTH A of this Agreement.

  TWELFTH: Excess Coverage. The terms and provisions of this Agreement shall not preclude or prohibit Eastco from any claims, rights or coverage it may have against its excess insurance carriers.

  THIRTEENTH:     Notices.  All notices shall be in writing
and sent by certified or registered mail, return receipt requested to the party at its address above set forth with a copy to all other parties. A party may change its address provided it gives notice to all other parties in accordance with the terms of this Agreement.

  FOURTEENTH:   Governing Law.  This Agreement shall be
governed in all respects by the laws of the State of New York.

  FIFTEENTH:     Entire Agreement.  This Agreement represents
the entire agreement between the parties and may not be modified except in writing signed by the party to be charged.

  SIXTEENTH:   Binding Agreement.  This Agreement shall be
binding upon the successors and assigns of the parties hereto.

  SEVENTEENTH: Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument. This Agreement, however, shall not be binding on any party hereto until signed by all parties.

  IN WITNESS WHEREOF the parties hereto have set their hands and seals on the day first above written.

                                   EASTCO INDUSTRIAL SAFETY CORP.

                                   By: /s/ Mark J. Fredericks


                                   THE HARTFORD

                                   By: /s/ Bruce C. Angelbeck


                                   THE HOME INSURANCE COMPANIES

                                   By: /s/ Sam Morrow


                                   PUBLIC SERVICE MUTUAL
                                   INSURANCE COMPANIES

                                   By: /s/ Frank Kellerman


                                   BIRMINGHAM FIRE

                                   By: /s/ William R. Jewks


                                   AMERICAN CASUALTY COMPANY OF
                                   READING, PA.

                                   By: /s/ Karen L. Campbell

  FIRST AMENDMENT to Defense and Indemnity Agreement dated March 26, 1990 by and among Eastco Industrial Safety Corp. ("Eastco"), The Hartford Insurance Group ("Hartford"), The Home Insurance Company ("Home"), Public Service Mutual Insurance Companies ("Public"), Birmingham Fire ("Birmingham") and American Casualty Company of Reading, Pa. ("American").

  1. Confidentiality. The parties agree that the terms of the Defense and Indemnity Agreement dated March 26, 1990 (the "Agreement") will remain confidential and will not be disclosed to a non-party, except as required in the conduct of the disclosing parties' business, or to effectuate the performance of this Agreement or as otherwise required by law, or in filings with the Securities and Exchange Commission and communications with Eastco's shareholders.

  2. Minor Departures. The parties recognize that the implementation of this Agreement will involve the handling of numerous claims and that minor departures from the strict terms and conditions of the Agreement might occur as a result. The parties intend that minor departures by one or more parties, such as do not evince an intent to refuse to perform under the Agreement, shall not be considered as such a material breach of this Agreement as to confer upon the other parties the right to terminate this Agreement.

  3. Counterpart. This amendment may be signed in counterpart and the Agreement, including this amendment, shall not be binding upon any party until each is signed by all of the parties hereto.

Dated:  May 30, 1990
EASTCO INDUSTRIAL SAFETY CORP.

By: /s/ Alan E. Densen

THE HARTFORD

By: /s/ Bruce C. Angelbeck

THE HOME INSURANCE COMPANIES

By: /s/ Sam Morrow

PUBLIC SERVICE MUTUAL INSURANCE COMPANIES

By: /s/ Frank Kellerman

BIRMINGHAM FIRE

By:/s/ William R. Jewks

AMERICAN CASUALTY COMPANY OF
READING, PA.

By:/s/ Karen L. Campbell